FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         LODGIAN, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                  ---------------------------
                                                                     1999             1998
                                                                  ----------       ----------
                                                                         (IN THOUSANDS,
                                                                       EXCEPT SHARE DATA)
                   ASSETS

Current assets:
  Cash and cash equivalents..................................     $   16,497       $   19,185
  Cash, restricted...........................................          4,787            6,302
  Accounts receivable, net of allowances.....................         27,099           25,498
  Inventories................................................          9,218            9,263
  Prepaid expenses...........................................          5,102            8,697
  Other current assets.......................................          3,573            9,996
                                                                  ----------       ----------
          Total current assets...............................         66,276           78,941
Property and equipment, net..................................      1,315,011        1,317,470
Deposits for capital expenditures............................         10,262           30,386
Other assets, net............................................         34,982           71,124
                                                                  ----------       ----------
                                                                  $1,426,531       $1,497,921

    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable...........................................     $   40,708       $   57,253
  Accrued liabilities........................................         55,441           50,633
  Current portion of long-term obligations...................         10,404           36,134
                                                                  ----------       ----------
          Total current liabilities..........................        106,553          144,020
Long-term obligations, less current portion..................        881,675          816,644
Deferred income taxes........................................         33,477           63,469
Commitments and contingencies................................             --               --
Minority interests:
  Preferred redeemable securities............................        175,000          175,000
  Other......................................................          4,404           15,021
  Stockholders' equity:
  Common stock, $.01 par value 75,000,000 shares authorized;
     28,130,325 and 27,937,057 shares issued and outstanding
     at December 31, 1999 and 1998, respectively.............            281              278
  Additional paid-in capital.................................        262,760          261,976
  Retained earnings (deficit)................................        (36,707)          23,106
  Accumulated other comprehensive loss.......................           (912)          (1,593)
                                                                  ----------       ----------
          Total stockholders' equity.........................        225,422          283,767
                                                                  ----------       ----------
          Total liabilities and stockholders' equity.........     $1,426,531       $1,497,921
                                                                  ==========       ==========

                             See accompanying notes.

                        -- ALL 1999 RESULTS UNAUDITED --

                         LODGIAN, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31,
                                                           -----------------------------------------
                                                             1999            1998            1997
                                                           ---------       ---------       ---------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Revenues:
  Rooms.............................................       $ 424,525       $ 267,862       $ 179,956
  Food and beverage.................................         139,474         107,334          80,335
  Other.............................................          28,416          20,018          16,366
                                                           ---------       ---------       ---------
                                                             592,415         395,214         276,657
Operating expenses:
  Direct:
     Rooms..........................................         121,512          75,316          49,608
     Food and beverage..............................         102,030          81,643          60,919
     Other..........................................          17,357          11,023           8,155
General and administrative..........................          27,006          10,080           8,973
Depreciation and amortization.......................          56,359          31,114          23,023
Other...............................................         178,249         118,927          79,881
                                                           ---------       ---------       ---------
          Total operating expenses..................         502,513         328,103         230,559
                                                           ---------       ---------       ---------
Income from operations..............................          89,902          67,111          46,098
Other income (expenses):
  Interest income and other.........................           1,579           1,260           1,720
  Interest expense..................................         (78,840)        (30,378)        (25,909)
  Impairment of long-lived assets...................         (40,283)             --              --
  Write-off of goodwill.............................         (20,748)
  Gain (loss) on asset dispositions.................           1,242            (432)             --
  Settlement on swap transactions...................              --         (31,492)             --
  Merger and other non-recurring expenses...........         (10,090)         (3,400)             --
Minority interests:
  Preferred redeemable securities...................         (13,224)         (6,475)             --
  Other.............................................          (1,300)         (1,436)           (960)
                                                           ---------       ---------       ---------
(Loss) income before income taxes and extraordinary
  item..............................................         (71,762)         (5,242)         20,949
(Benefit) provision for income taxes................         (19,699)         (2,097)          8,379
                                                           ---------       ---------       ---------
(Loss) income before extraordinary item.............         (52,063)         (3,145)         12,570
Extraordinary item:
  Loss on extinguishment of indebtedness, net of
     income tax benefit of $4,914 $1,384 and $2,500
     in, 1999, 1998 and 1997, respectively..........          (7,750)         (2,076)         (3,751)
                                                           ---------       ---------       ---------
Net (loss) income...................................       $ (59,813)      $  (5,221)      $   8,819
                                                           =========       =========       =========
Earnings (loss) per common share:
  (Loss) income before extraordinary item...........       $   (1.91)      $    (.16)      $      83
  Extraordinary item................................            (.28)           (.10)           (.25)
                                                           ---------       ---------       ---------
  Net (loss) income per common share................       $   (2.19)      $    (.26)      $     .58
                                                           =========       =========       =========
Earnings (loss) per common share -- assuming dilution:
(Loss) income before extraordinary item.............       $   (1.91)      $    (.16)      $      80
Extraordinary item..................................            (.28)           (.10)           (.24)
                                                           ---------       ---------       ---------
Net (loss) income per common share -- assuming
  dilution..........................................       $   (2.19)      $    (.26)      $     .56
                                                           =========       =========       =========

                             See accompanying notes.

                        -- ALL 1999 RESULTS UNAUDITED --

                         LODGIAN, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                ACCUMULATED
                                                              ADDITIONAL                           OTHER              TOTAL
                                   COMMON          STOCK        PAID-IN        RETAINED        COMPREHENSIVE      STOCKHOLDERS
                                   SHARES         AMOUNT        CAPITAL        EARNINGS            LOSS              EQUITY
                                 ----------   -------------   -----------   -------------   ------------------   ---------------
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
  Balance at December 31, 1996    9,369,605       $  94        $ 55,136        $ 19,508          $                  $ 74,738
    Issuance of common stock.    11,500,000         115         156,085                                              156,200
    401(k) Plan contribution.        49,847                         282                                                  282
    Exercise of stock options        86,600           1             437                                                  438
    Tax benefit from exercise
      of stock options.......                                       175                                                  175
    Purchase of common stock.       (31,200)                       (538)                                                (538)
    Net income...............                                                     8,819                                8,819
    Currency translation
       adjustments...........                                                                       (579)               (579)
                                                                                                                    --------
    Comprehensive income.....                                                                                          8,240
                                  ---------       -----        --------        --------          -------            --------
  Balance at December 31, 1997   20,974,852       $ 210        $211,577        $ 28,327          $  (579)           $239,535
                                 ==========       =====        ========        ========          =======            ========
    Issuance of common stock in
       connection with purchase
       of Impac..............     9,400,000          94          82,626                                               82,720
    401(k) Plan contribution.        88,205                         430                                                  430
    Exercise of stock options       134,900           1           1,143                                                1,144
    Tax benefit from exercise
       of stock options......                                       245                                                  245
    Purchase of common stock.    (2,660,900)        (27)        (34,045)                                             (34,072)
    Net loss.................                                                    (5,221)                              (5,221)
    Currency translation
       adjustments...........                                                                     (1,014)             (1,014)
                                                                                                                    --------
    Comprehensive loss.......                                                                                         (6,235)
                                  ---------       -----        --------        --------          -------            --------
  Balance at December 31, 1998   27,937,057       $ 278        $261,976        $ 23,106          $(1,593)           $283,767
                                 ==========       =====        ========        ========          =======            ========
    401(k) Plan contribution.       143,160           2             547                                                  549
    Exercise of stock options        30,000           1             119                                                  120
    Tax benefit from exercise
       of stock options......                                        20                                                   20
    Director compensation....        20,108                          98                                                   98
    Net loss.................                                                   (59,813)                             (59,813)
    Currency translation
       adjustments...........                                                                        681                 681
                                                                                                                    --------
    Comprehensive loss.......                                                                                        (59,132)
                                  ---------       -----        --------        --------          -------            --------
  Balance at December 31, 1999   28,130,325       $ 281        $262,760        $(36,707)         $  (912)           $225,422
                                 ==========       =====        ========        ========          =======            ========

                             See accompanying notes.

                        -- ALL 1999 RESULTS UNAUDITED --

                         LODGIAN, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            YEAR ENDED DECEMBER 31,
                                                                            -----------------------------------------------------
                                                                                1999                 1998                1997
                                                                            ------------         ------------        ------------
                                                                                                 (IN THOUSANDS)
Operating activities:
  Net (loss) income....................................................     $    (59,813)        $     (5,221)       $      8,819
  Adjustments to reconcile net (loss) income to net cash
    provided by operating activities:
    Depreciation and amortization......................................           56,359               31,114              23,023
    Impairment of long-lived assets....................................           40,283                   --                  --
    Write-off of goodwill..............................................           20,748                   --                  --
    Loss on extinguishment of indebtedness.............................           12,664                3,460               6,251
    Deferred income taxes..............................................          (29,972)                (726)              2,216
    Minority interests -- other........................................            1,300                1,430                 960
    401(k) Plan contributions..........................................              549                  430                 282
    Compensation in stock issued to directors..........................               98                   --                  --
    Provision for (recoveries of) losses on receivables................               --                   77                 (69)
    Equity in (profit) loss of unconsolidated entities.................              718                 (782)               (107)
    (Gain) loss on sale of assets......................................           (1,242)

    Changes in operating assets and liabilities, net of effect of acquisitions:

      Accounts receivable..............................................           (1,601)              (6,563)             (2,017)
      Inventories......................................................               45               (1,883)             (1,458)
      Other assets.....................................................           34,272              (18,412)                425
      Accounts payable.................................................          (16,545)              14,913               1,174
      Accrued liabilities..............................................            4,808               11,464               2,522
                                                                            ------------         ------------        ------------
         Net cash provided by operating activities.....................           62,671               29,301              42,021
Investing activities:
  Acquisitions of property and equipment...............................           (1,929)             (67,717)           (143,406)
  Proceeds from sale of assets.........................................           22,068
  Capital improvements, net............................................         (114,647)            (118,667)            (48,252)
  Purchase of minority interests.......................................          (10,200)                  --             (11,748)
  Net (deposits) withdrawals for capital expenditures..................           20,124                3,860             (17,247)
  Purchase of marketable securities....................................               --                   --                (500)
  Payments on notes receivable issued to related parties...............               --                   --                 470
  Decrease in investment in unconsolidated entities....................               --                   --                  17
                                                                            ------------         ------------        ------------
         Net cash used in investing activities.........................          (84,584)            (182,524)           (220,666)
Financing activities:
  Proceeds from issuance of long-term obligations......................          487,521              600,284             191,560
  Proceeds from issuance of common stock...............................              120                1,144             156,638
  Principal payments of long-term obligations..........................         (448,220)            (390,026)           (167,647)
  Payments of deferred loan costs......................................          (18,479)             (20,165)             (4,652)
  Distributions to minority interests..................................           (1,717)                  --                (946)
  Payments for repurchase of common stock..............................               --              (34,072)               (538)
                                                                            ------------         ------------        ------------
         Net cash provided by financing activities.....................           19,225              157,165             174,415
                                                                            ------------         ------------        ------------
Net increase (decrease) in cash and cash equivalents...................           (2,688)               3,942              (4,230)
Cash and cash equivalents at beginning of year.........................           19,185               15,243              19,473
                                                                            ------------         ------------        ------------
Cash and cash equivalents at end of year...............................     $     16,497         $     19,185        $     15,243
                                                                            ============         ============        ============
Supplemental cash flow information
  Cash paid during the year for:

  Interest, net of amount capitalized..................................     $     69,574         $     31,512        $     22,109
                                                                            ============         ============        ============
  Income taxes paid, net of refunds....................................     $      3,810         $      5,210        $      1,091
                                                                            ============         ============        ============
Supplemental disclosure of non cash investing and financing
  activities:
  Non cash acquisition and related financing of property and
    equipment..........................................................     $         --         $    696,851        $         --
                                                                            ============         ============        ============
  Issuance of stock in connection with acquisition of
    Impac..............................................................     $         --         $     82,700        $         --
                                                                            ============         ============        ============

                             See accompanying notes.

                        -- ALL 1999 RESULTS UNAUDITED --

                         LODGIAN, INC. AND SUBSIDIARIES

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Description of Business

    On December 11, 1998 Servico, Inc. (Servico) merged with Impac Hotel Group, LLC (Impac), pursuant to which Servico and Impac formed a new company Lodgian, Inc. ("Lodgian" or the "Company"). This transaction (the "Merger") has been accounted for under the purchase method of accounting, whereby Servico is considered the acquiring company. For further discussion of the Merger see Note 2.

    As a result of the Merger, Lodgian, its wholly owned subsidiaries and consolidated partnerships (collectively, the "Company"), own or manage hotels in 35 states and Canada. At December 31, 1999 and 1998, the Company owned, either wholly or partially, or managed 133 and 144 hotels, respectively.

   Principles of Consolidation

    The financial statements consolidate the accounts of Lodgian, its wholly-owned subsidiaries and five partnerships in which Lodgian exercises control. Lodgian believes it has control of partnerships when the Company manages and has control of the partnerships' assets and operations, has the ability and authority to enter into financing arrangements on behalf of the entity or to sell the assets of the entity within reasonable business guidelines. An unconsolidated entity (owning 1 hotel) is accounted for on the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

   Inventories

    Inventories consist primarily of food and beverage, linens, china, tableware and glassware and are valued at the lower of cost (computed on the first-in, first-out method) or market.

   Minority Interests -- Other

    Minority interests represent the minority interests' proportionate share of equity or deficit of partnerships that are accounted for by the Company on a consolidated basis. The Company generally allocates to minority interests their share of any profits or losses in accordance with the provisions of the applicable agreements. However, if the loss applicable to a minority interest exceeds its total investment and advances, such excess is charged to the Company.

   Minority Interests -- Preferred Redeemable Securities

    Minority interests-preferred redeemable securities, represents Convertible Redeemable Equity Structure Trust Securities ("CRESTS"). The CRESTS bear interest at 7% and are convertible into shares of the Company's common stock. For further discussion of the CRESTS, see Note 5.

   Property and Equipment

    Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Property under capital leases is amortized using the straight line method over the shorter of the estimated useful lives of the assets or the lease term.

    The Company capitalizes interest costs incurred during the renovation and construction of capital assets. During the years ended December 31, 1999, 1998 and 1997, the Company capitalized $8,428,000, $3,499,000 and $1,650,000 of interest, respectively.

                        -- ALL 1999 RESULTS UNAUDITED --

    Management periodically evaluates the Company's property and equipment to determine if there has been any impairment in the carrying value of the assets in accordance with Financial Accounting Standards Board Statement ("SFAS")121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of". SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and either the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount or the assets are being held for sale. See Note 13 for further discussion of the Company's 1999 charge for asset impairment.

   Goodwill

    Enterprise level goodwill arising from the Merger is accounted for under the market value method.

   Deferred Costs

    Deferred franchise, financing, and other deferred costs of $30,973,000 and $41,336,000 at December 31, 1999 and 1998, respectively, are included in other assets, net of accumulated amortization of $6,300,000 and $3,061,000 at December 31, 1999 and 1998, respectively. Such costs are amortized using the straight-line method, over the terms of the related franchise, loan or other agreements. The straight-line method of amortizing deferred financing costs approximates the interest method.

   Cash and Cash Equivalents

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Restricted cash consists of amounts reserved for capital improvements, debt service, taxes and insurance.

   Fair Values of Financial Instruments

    The fair values of current assets and current liabilities are assumed equal their reported carrying amounts. The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. In the opinion of management, the carrying value of long-term debt approximates market value as of December 31, 1999 and 1998. The fair market value of the Company's Senior Subordinated notes was $198,000,000, at December 31, 1999 based on quoted market prices. The fair market value of the Company's CRESTS was $70,000,000 at December 31, 1999 based on quoted market prices. Management has estimated the fair value of the Company's interest rate protection agreements to be approximately $5,000,000 at December 31, 1999 based on dealer quotes.

   Concentration of Credit Risk

    Concentration of credit risk associated with cash and cash equivalents is considered low due to the credit quality of the issuers of the financial instruments held by the Company and due to their short duration to maturity. Accounts receivable are primarily from major credit card companies, airlines and other travel related companies. The Company performs ongoing evaluations of its significant customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts at a level which management believes is sufficient to cover potential credit losses. At December 31, 1999 and 1998, these allowances were $939,000 and $979,000, respectively.

   Earnings Per Common and Common Equivalent Share

    The Company adopted SFAS 128 "Earnings Per Share" effective for the year ended December 31, 1998. Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the periods and include common stock contributed or to be contributed by the Company to its employees 401(k) Plan (the "401(k)"). Dilutive earnings per common share include the Company's outstanding stock options and shares convertible under the Company's CRESTS, if dilutive.

   Stock Based Compensation

    The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations. Under APB 25, because the exercise price of the Company's employee stock options is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized. Under Financial SFAS 123, "Accounting for Stock-Based Compensation", net income and earnings per share are not materially different from amounts reported, therefore, no pro forma information has been presented.

                        -- ALL 1999 RESULTS UNAUDITED --

    The Financial Accounting Standards Board issued an interpretation of APB 25 (the "Interpretation") in March 2000. One of the key areas affected by the interpretation is the accounting for stock option repricings. The interpretation is applied prospectively to transactions that occur after December 15, 1998 commencing on the effective date of July 1, 2000.

    The Interpretation requires that once an option granted to an employee is repriced, that option would be accounted for as if it were a variable plan, giving rise to compensation expense for subsequent changes in stock price, from the date the option is repriced to the date it is exercised. Under the interpretation, no compensation expense is recorded on the date of the repricing. However, compensation expense is recorded quarterly through the date of exercise to the extent that the fair market value of the common stock is in excess of the exercise price of the options adjusted for the repricing. The interpretation requires, in measuring compensation expense, the use of the higher of the repriced exercise price of the options or the fair market value of the stock on the date the interpretation is effective.

    On December 18, 1998, the Company repriced options totaling 997,800, net of forfeitures, that will be subject to these requirements.

   Advertising Expense

    The cost of advertising is expensed as incurred. The Company incurred $3,479,000, $2,162,000 and $1,867,000 in advertising costs during 1999, 1998 and
1997, respectively.

   Foreign Currency Translation

    The financial statements of foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS 52, "Foreign Currency Translation." All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet dates. Income statement amounts have been translated using the average rate for the year. The gains and losses resulting from the changes in exchange rates from year to year have been reported in other comprehensive income. The effects on the statements of operations of transaction gains and losses is insignificant for all years presented.

   Business Segments

    The Company's only business segment is the ownership and management of hotels.

   Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. MERGER, ACQUISITIONS AND RELATED ITEMS

    On December 11, 1998, Servico merged with Impac (the "Merger") in a transaction accounted for under the purchase method of accounting, pursuant to APB 16, "Business Combinations", whereby Servico is considered the acquiring company. The operations of Impac are included in the consolidated statement of operations from the date of acquisition. Under the terms of the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), Servico's existing shareholders received one share of Lodgian common stock for each of Servico stock held by them (approximately 18,440,000 million shares). The purchase price of Impac approximated $104,367,000, consisting of $15 million in cash, the issuance of 9.4 million shares of common stock of Lodgian at $8.80, of which 238,000 shares are contingent upon the completion of construction of one hotel. The purchase price has been allocated to the fair value of the net assets acquired as follows:

                                                                   (IN
                                                               THOUSANDS)
                   Cash...............................       $       7,027
                   Inventory..........................               2,859
                   Accounts receivable................              12,239
                   Property and equipment.............             610,708
                   Goodwill and other assets..........              22,222
                   Accounts payable...................             (61,694)
                   Long term obligations..............            (429,466)
                   Deferred income taxes..............             (47,900)
                   Accrued liabilities................             (11,620)
                                                             -------------
                             Total purchase price.....       $     104,367
                                                             =============

                        -- ALL 1999 RESULTS UNAUDITED --

    In connection with the purchase of Impac, the Company allocated approximately $20.7 million to goodwill.

    In connection with the Merger, Servico incurred approximately $3,400,000 of expenses primarily associated with the closing and relocation of Servico's corporate headquarters and termination and relocation of certain Servico employees. These costs have been expensed as incurred and are included in severance and other expenses in the consolidated statements of operations for 1998. On June 1, 1998, the Company acquired the issued and outstanding units of AMI Operating Partners, L.P. (AMI), in a transaction accounted for under the purchase method of accounting. The purchase price of AMI approximated $74 million which included cash of $16 million and the assumption of $58 million in debt. The operations of AMI are included in the consolidated statements of operations from the date of acquisition. The purchase price was principally allocated to the 14 hotel properties acquired.

    The pro forma unaudited results of operations for the years ended December 31, 1998 and 1997, assuming the Merger had been consummated on January 1, 1997, follows:

                                                        1998           1997
                                                   -------------  -------------
                                                        (IN THOUSANDS, EXCEPT
                                                           PER SHARE DATA)
          Revenues..............................      $545,794       $396,516
          Net (loss) income before extraordinary       (21,146)        (8,837)
          item..................................
          Net (loss) income.....................       (19,070)         2,917
          Net (loss) income per common share:
            Basic and diluted...................          (.75)          (.38)

    During November 1998, the President and Chief Executive Officer of Servico announced his resignation effective the date of the merger with Impac. In connection with his resignation, Mr. Buddemeyer was provided a severance package approximating $1.3 million. This amount was expensed during the fourth quarter of 1998 and is included in severance and other expenses in the 1998 consolidated statement of operations. Approximately $164,000 of this amount relates to compensation expense associated with the extension of the terms of his stock options, pursuant to APB 25.

3. PROPERTY AND EQUIPMENT

    At December 31, 1999 and 1998, property and equipment consisted of the following:

                                                        USEFUL
                                                         LIVES
                                                        (YEARS)       1999          1998
                                                      ----------   ----------    ----------
                                                                        (IN THOUSANDS)
   Land............................................          --    $  169,975    $  168,303
   Buildings and improvements......................       10-40     1,005,128       976,608
   Furnishings and equipment.......................        3-10       211,578       187,055
                                                                   ----------    ----------
                                                                    1,386,681     1,331,966
   Less accumulated depreciation and amortization..                  (157,559)     (104,528)
   Construction in progress........................                    85,889        90,032
                                                                   ----------    ----------
   Property and equipment at December 31, 1999
     includes $157 million of hotel assets held for
     sale..........................................                $1,315,011    $1,317,470
                                                                   ==========    ==========

4. ACCRUED LIABILITIES

    At December 31, 1999 and 1998, accrued liabilities consisted of the following:

                                                  1999             1998
                                               ----------       ----------
                                                     (IN THOUSANDS)

          Salaries and related costs.....      $   13,939       $   26,798
          Real estate taxes..............           7,284            9,095
          Interest.......................          13,390            4,370
          Advance deposits...............           2,384            3,799
          Sales taxes....................           4,874            5,412
          Other..........................          13,570            1,159
                                               ----------       ----------
                                               $   55,441       $   50,633
                                               ==========       ==========

                        -- ALL 1999 RESULTS UNAUDITED --

5. LONG-TERM OBLIGATIONS AND PREFERRED REDEEMABLE SECURITIES

Long-term obligations consisted of the following at December 31:

                                                                           1999          1998
                                                                        ----------    ----------
                                                                            (IN THOUSANDS)
Mortgage notes payable with interest at LIBOR (5.8% at December 31,
1999) plus 4.0%. The notes are payable through 2006..............       $  238,800    $       --
Mortgage notes payable with interest at LIBOR plus 3.25%.........               --    $  265,000
Credit facilities of $264 million with interest at LIBOR plus 2.75%
maturing through 2001. At maturity, each loan converts to 10 a year
term loan........................................................          212,789       323,744
Mortgage notes with an interest rate of 9% payable through 2001..           62,000        72,000
Mortgage notes with fixed rates ranging from 7.9% to 10.7%
  payable through 2010...........................................          147,974       164,109
Senior Subordinated notes payable with interest at 12.25%
  due in 2009....................................................          200,000            --
Other............................................................           30,516        27,925
                                                                        ----------    ----------
                                                                           892,079       852,778
Less current portion of long-term obligations....................          (10,404)       36,134
                                                                        ----------    ----------
                                                                        $  881,675    $  816,644
                                                                        ==========    ==========

    Substantially, all of the Company's property and equipment are pledged as collateral for long-term obligations of which approximately $ 525,693,000 has been guaranteed by Lodgian, Inc. Certain of the mortgage notes are subject to a prepayment penalty if repaid prior to their maturity.

    On July 23, 1999 the Company sold $200 million of 12.25% Senior Subordinated Notes due in 2009 (the "Notes"). In addition, the Company entered into a new, multi-tranche Senior, Secured loan credit facility. The facility consists of development loans with a maximum capacity of $75 million (the tranche A and C loans), a $240 million tranche B term loan and a $50 million revolving credit facility. The tranche A and C loans will be used for hotel development projects. The tranche B loan, along with the proceeds from the Notes, were used to repay a substantial portion of the financing entered into to consummate the Merger and, in September, a $132.5 million loan. This financing contains various covenants and coverage ratios, with which the Company was in compliance at December 31, 1999.

    In June 1998, the Company issued $175 million of Convertible Redeemable Equity Structures Trust Securities ("CRESTS"). The CRESTS bear interest at 7% and are convertible into shares of the Company's common stock at an initial conversion price of $21.42 per share. The sale of the CRESTS generated $168.5 million in net proceeds, substantially, all of which were used to repay existing debt prior to maturity. As a result, the Company recorded an extraordinary loss on early extinguishment of debt of approximately $1,142,000 (net of income tax benefit of $761,000) relating to the write off of unamortized financing costs. The CRESTS are included in the accompany consolidated balance sheet as Minority Interests-Preferred Redeemable Securities. The interest expense incurred on the CRESTS have been included as Minority Interests -- Preferred Redeemable Securities in the Consolidated Statement of Operations.

    The Company has entered into an interest rate protection agreement on $54 million related to one of the above credit facilities. Pursuant to the terms of this agreement, when the loan matures in 2001 and converts to a term loan, the interest rate will be based on a benchmark treasury rate of 7.235%. In the event the company determines that it is in its best interest to "break" that interest rate lock, it may be required to pay a significant fee to the lender.

    Maturities of long-term obligations for each of the five years after December 31, 1999 and thereafter, are as follows:

                                       (IN THOUSANDS)
                        2000........       $ 10,404
                        2001........         80,095
                        2002........         18,553
                        2003........         57,086
                        2004........         43,730
                        Thereafter..        682,211
                                           --------
                                           $892,079
                                           ========


                        -- ALL 1999 RESULTS UNAUDITED --

6. SETTLEMENT ON SWAP TRANSACTIONS

    During August 1998, the Company entered into treasury rate lock transactions with notional amounts of $175 million and $200 million (collectively, the "Swaps") with a lender for the purpose of hedging their interest rate exposure on two anticipated financing transactions. During September 1998, the Company determined that it was not probable that it would consummate the anticipated transactions and recognized a loss in the consolidated statement of operations of $31.5 million related to the settlement of the Swaps.

7. STOCKHOLDERS' EQUITY

    During 1998, in accordance with previously announced share buyback programs, the Company repurchased in open market transactions and retired 2,660,900 shares of its common stock.

8. INCOME TAXES


Provision for income taxes for the Company is as follows:

                                                               YEAR ENDED DECEMBER 31,
                   ---------------------------------------------------------------------------------------------------------------
                                   1999                                 1998                                  1997
                   -----------------------------------  ------------------------------------  ------------------------------------
                      CURRENT    DEFERRED       TOTAL      CURRENT     DEFERRED      TOTAL       CURRENT    DEFERRED       TOTAL
                   ----------- ------------  ---------  -----------  ------------ ----------  -----------  -----------  ----------
                                                                   (IN THOUSANDS)
 Federal..........     $--       $(16,007)   $ (16,007)   $(1,140)      $  (481)    $(1,621)    $ 3,289      $3,186       $6,475
 State and local..      --         (3,692)      (3,692)       423           (53)       (476)      1,693         211        1,904
                       ---       --------    ---------    -------       -------     -------     -------      ------       ------
                       $--       $(19,699)   $ (19,699)   $(1,563)      $(1,534)    $(2,097)    $ 4,982      $3,397       $8,379
                       ===       ========    =========    =======       =======     =======     =======      ======       ======

    The components of the cumulative effect of temporary differences in the deferred income tax liability and asset balances at December 31, 1999 and 1998, are as follows:

                                                      1999                                      1998
                                    ---------------------------------------  -------------------------------------------
                                                  CURRENT      NON-CURRENT                    CURRENT      NON-CURRENT
                                       TOTAL       ASSET        LIABILITY        TOTAL         ASSET        LIABILITY
                                    ---------  -----------  ---------------  ------------  ------------  ---------------
                                                                       (IN THOUSANDS)
Property and equipment........      $  69,005    $    --        $ 69,005       $ 78,523      $     --       $ 78,523
Net operating loss
  carryforward................        (33,669)                   (33,669)       (16,015)         (605)       (15,410)
Other.........................         (4,878)    (3,019)         (1,859)        (1,864)       (2,220)           356
                                    ---------    -------        --------       --------      --------       --------
                                    $  30,458    $(3,019)       $ 33,477       $ 60,644      $ (2,825)      $ 63,469
                                    =========    =======        ========       ========      ========       ========

    The difference between income taxes using the effective income tax rate and the federal income tax statutory rate of 34% is as follows:

                                                                               YEAR ENDED DECEMBER 31,
                                                                       ---------------------------------------
                                                                           1999         1998         1997
                                                                       -----------  -----------  -------------
                                                                                  (IN THOUSANDS)
Federal income tax (benefit) at statutory federal rate..........         $(24,399)    $ (1,782)     $7,123
State income taxes (benefits), net..............................           (2,368)        (315)      1,256
Non-deductible items............................................            7,068           --          --
                                                                         --------     --------      ------
                                                                         $(19,699)    $ (2,097)     $8,379
                                                                         ========     ========      ======

                        -- ALL 1999 RESULTS UNAUDITED --

    As of December 31, 1999, the Company had net operating loss carry forwards of approximately $86,700,000 for federal income tax purposes which expire in years 2005 through 2019. The full amount of the income tax benefit of this net operating loss carryforward has been reflected in the Consolidated Financial Statements of the Company.

9. RELATED PARTY TRANSACTIONS

    The Company's President was a shareholder of Impac Hotel Development ("IHD"), which provided acquisition and property development services to Impac for a development fee of four percent of the total project cost of each property acquired or developed. Impac agreed to terminate this agreement prior to the consummation of the Merger so that Impac and its subsidiaries will have no further obligations under the agreement after the Merger other than the payment of up to a four percent development fee (not to exceed $2.5 million in the aggregate) in the event Lodgian acquires or develops any of the hotels or properties identified in the Merger Agreement as Impac's acquisition pipeline. During 1999 the Company paid $1.0 million in connection with this arrangement.

10. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                                   1999            1998            1997
                                                               ------------    ------------    ------------
Numerator:
  (Loss) income before extraordinary item..............        $(52,063,000)   $ (3,145,000)   $ 12,570,000
  Extraordinary item...................................          (7,750,000)     (2,076,000)     (3,751,000)
                                                               ------------    ------------    ------------
          Net loss income..............................        $(59,813,000)   $ (5,221,000    $  8,819,000
                                                               ============    ============    ============
Denominator:
  Denominator for basic earnings per share --
     weighted-average shares...........................          27,222,000      20,245,000      15,183,000
  Effect of dilutive securities:
     Employee stock options............................                  --              --         457,000
                                                               ------------    ------------    ------------
          Denominator for dilutive earnings
            per share -- adjusted
            weighted-average shares....................          27,222,000      20,245,000      15,640,000
                                                               ============    ============    ============

Basic earnings per share:
  (Loss) income before extraordinary item..............        $      (1.91)   $       (.16)   $        .83
  Extraordinary item...................................                (.28)           (.10)           (.25)
                                                               ------------    ------------    ------------
          Net loss income..............................        $      (2.19)   $       (.26)   $        .58
                                                               ============    ============    ============
Diluted earnings per share:
  Income before extraordinary item.....................        $      (1.91)   $       (.16)   $        .80
  Extraordinary item...................................                (.28)           (.10)           (.24)
                                                               ------------    ------------    ------------
          Net income...................................        $      (2.19)   $       (.26)   $        .56
                                                               ============    ============    ============

    The computation of diluted EPS for 1999 and 1998 did not include shares associated with the assumed conversion of the CRESTS (8,169,935 shares) or stock options because their inclusion would have been antidilutive.

11. COMMITMENTS AND CONTINGENCIES

     Sixteen of the Company's hotels are subject to long-term ground leases expiring from 2014 through 2075 which provide for minimum payments as well as incentive rent payments. In addition, most of the Company's hotels have noncancellable operating leases, mainly for operating equipment. For the years ended December 31, 1999, 1998 and 1997, lease expense for the noncancellable ground leases was approximately $3,400,000, $2,400,000 and $1,624,000, respectively.

                        -- ALL 1999 RESULTS UNAUDITED --

    At December 31, 1999, the future minimum commitments for noncancellable ground leases are as follows:

                                                                 (IN THOUSANDS)
                                                                 --------------

     2000................................................           $  3,794
     2001................................................              3,801
     2002................................................              3,808
     2003................................................              3,270
     2004................................................              2,787
     Thereafter..........................................             92,300
                                                                    --------
                                                                    $109,760
                                                                    ========

    The Company has entered into license agreements with various hotel chains which require annual payments for license fees, reservation services and advertising fees. The license agreements generally have an original ten year term. The majority of the Company's license agreements have five to ten years remaining on the term. The licensors may require the Company to upgrade its facilities at any time to comply with the licensor's then current standards. Upon the expiration of the term of a license, the Company may apply for a license renewal. In connection with the renewal of a license, the licensor may require payment of a renewal fee, increased license, reservation and advertising fees, as well as substantial renovation of the facility. Payments made in connection with these agreements totaled approximately $31,927,000, $19,268,000 and $14,498,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

    The license agreements are subject to cancellation in the event of a default, including the failure to operate the hotel in accordance with the quality standards and specifications of the licensors. The Company believes that the loss of a license for any individual hotel would not have a material adverse effect on the Company's financial condition and results of operations. The Company believes it will be able to renew its current licenses or obtain replacements of a comparable quality.

    Twenty-five hotels which the Company owns are operated under license agreements that require the Company to make certain capital improvements in accordance with a specified time schedule. The Company estimates its remaining obligations under these commitments to be approximately $42 million of which approximately $40 million is expected to be spent in 2000 and the balance during 2001. Also, in connection with the financing of the Company's hotels and the acquisition of other hotels, the Company agreed to make certain capital improvements and had approximately $10 million escrowed for such improvements at December 31, 1999. The Company has maintenance agreements, primarily on a one to three year basis, which resulted in expenses of approximately $5,016,000, $3,557,000, and $2,497,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

    In July 1999, a contractor hired by Servico to perform work on hotels in New York, Illinois and Texas filed a complaint against the Company in the Supreme Court of the State of New York, claiming breach of contract and quantum meruit, among other claims. The contractor seeks damages totaling $80 million, including $60 million for punitive damages. The Company answered the complaint asserting counterclaims aggregating $20 million and successfully filed a motion to dismiss the claims related to two properties located in Illinois and Texas. In October 1999, a subcontractor filed a lawsuit in Texas against the above contractor and the Company. The Company has filed an answer and cross-claim against the contractor in the amount of $2.8 million. In February 2000, the contractor filed a lawsuit in Texas claiming over $3 million in actual damages and an undisclosed amount of punitive damages. The Company will answer the complaint and will assert a counterclaim. The Company has also filed a lawsuit against the contractor in Federal District Court in Illinois, seeking $2 million. The contractor has filed an answer and counterclaim aggregating $2.8 million in actual damages and $10 million in punitive damages. The Company believes that it has valid defenses and counterclaims in these matters and that the outcome will not have a material adverse effect on its financial position or results of operations.

                        -- ALL 1999 RESULTS UNAUDITED --

    In 1997 and 1998, Servico hired a contractor to provide exterior renovation services at fourteen hotels. In May and June 1999, the contractor filed complaints against the Company in three jurisdictions alleging non-payment of $0.8 million. Subsequent claims asserted by the parties have increased the contractor's claims to $1.3 million and the Company's claims to $4.7 million. The courts in all three jurisdictions have ordered the parties to submit all claims for mediation and arbitration with mediation scheduled for April. If necessary, post-mediation arbitration would likely occur near the end of the year. The Company believes that it has valid defenses and counterclaims in this matter and that the outcome will not have a material adverse effect on its financial position or results of operations.

    The Company is a party to legal proceedings arising in the ordinary course of its business, the impact of which would not, either individually or in the aggregate, in management's opinion, based upon the facts known by management and the advice of counsel, have a material adverse effect on the Company's financial condition or results of operations.

12. EMPLOYEE BENEFITS PLANS AND STOCK OPTION PLAN

    The Company makes contributions to several multi-employer pension plans for employees of various subsidiaries covered by collective bargaining agreements. These plans are not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts. Certain withdrawal penalties may exist, the amount of which are not determinable at this time. The cost of such contributions during the years ended December 31, 1999, 1998 and 1997, was approximately $580,000, $500,000 and $412,000, respectively.

    The Company adopted the 401(k) for the benefit of its non-union employees under which participating employees may elect to contribute up to 10% of their compensation. The Company may match an employee's elective contributions to the 401(k), subject to certain conditions, with shares of the Company's common stock equal to up to 100% of the amount of such employee's elective contributions. These employer contributions vest at a rate of 20% per year beginning in the third year of employment. The cost of these contributions during the years ended December 31, 1999, 1998 and 1997, was $549,000, $430,000 and $282,000,
respectively. The 401(k) does not require a contribution by the Company.

    The Company has also adopted the Lodgian, Inc. Stock Option Plan, as amended, (the "Option Plan"). In accordance with the Option Plan, options to acquire up to 3,250,000 shares of common stock may be granted to employees, directors, independent contractors and agents as determined by a committee appointed by the Board of Directors. Options may be granted at an exercise price not less than fair market value on the date of grant. These options will generally vest over five years.

    In addition, in June 1999 each non-employee director was awarded an option to acquire 5,000 shares of common stock at an exercise price equal to the fair market price on date of grant. Such options became exercisable upon date of grant and were granted outside of the Lodgian Stock Option plan.

    On December 18, 1998, the Company re-priced its options. See discussion of impact of pending accounting pronouncement related to stock option repricings in
Note 1.

                        -- ALL 1999 RESULTS UNAUDITED --

The following table indicates all options granted and their status:

                                                                          OPTION PRICE
                                                              ------------------------------------
                                                                 NUMBER OF            RANGE PER
                                                                  SHARES                SHARE
                                                              --------------      ----------------
Balance December 31, 1996.................................        817,000           $4.00 - $16.13
  Granted.................................................        977,700           15.50 -  16.81
  Exercised...............................................        (86,600)           4.00 -  10.75
  Forfeited...............................................        (19,400)           8.63 -  10.75
                                                                ---------         ----------------
Balance December 31, 1997.................................      1,688,700            4.00 -  16.81
                                                                =========         ================
  Granted.................................................        755,000                     6.13
  Exercised...............................................       (134,900)           4.00 -  16.75
  Forfeited...............................................        (27,900)           8.63 -  16.75
                                                                ---------         ----------------
Balance December 31, 1998.................................      2,280,900            4.00 -   6.13
                                                                =========         ================
  Granted.................................................        690,000            4.00 -   7.13
                                                                ---------         ----------------
  Exercised...............................................        (30,000)                    4.00
                                                                 --------         ----------------
  Forfeited...............................................       (425,900)           6.13 -   6.50
                                                                ---------         ----------------
Balance December 31, 1999.................................      2,515,000           $4.00 - $ 7.13
                                                                =========         ================

    At December 31, 1999, there were 1,118,420 options exercisable. The income tax benefit, if any, associated with the exercise of stock options is credited to additional paid-in capital. Also at December 31, 1999, there were 125,000 Stock Appreciation Rights exercisable at $6.13 per right.

13. SIGNIFICANT FOURTH QUARTER EVENTS AND OTHER NONRECURRING ITEMS

    Asset Impairment. In connection with the adoption of a strategy to reduce the level of long-term debt, the Company identified certain hotel assets which are currently being held for sale. In accordance with the requirements of SFAS 121 the Company has recorded a non-cash charge of $40.3 million to reduce the carrying value of these assets to estimated fair value. For this purpose fair value has been determined to be the amount a willing buyer would pay a willing seller for the individual assets in a current transaction that is other than a forced or liquidation sale.

    Goodwill. The Company initially recorded approximately $11 million of goodwill in connection with the Merger. Under generally accepted accounting principals, the Company had a one-year period subsequent to the Merger to review and, if appropriate, revise its initial allocation of purchase price among the assets acquired. In addition, since the Company did not have goodwill prior to the Merger, it was required to adopt an accounting policy for this asset. The Company selected the market value method of accounting for goodwill and recorded a non-cash charge of $20.7 million to write-off the adjusted balance of goodwill.

    Accounting, Systems and Merger Integration. During the fourth quarter the Company incurred substantial incremental fees and expenses primarily related to the final phase of integration of accounting systems from legacy systems used by Servico and Impac to the financial systems used by Lodgian. The total amount either incurred or accrued at December 31, 1999, including severance and a significant provision for increased audit fees, approximated $6.1 million. This amount also includes expenses associated with ensuring compliance in the "Y2K" matter.

    Legal Fees. At December 31, 1999 the Company determined that legal fees incurred in connection with the predevelopment of certain hotel projects should be written off as the underlying projects would likely not be developed. Also, in anticipation of legal fees to be incurred defending itself in several of the legal matters described in Note 11, the Company recorded an accrual for such costs. The aggregate legal fees either incurred or accrued for these matters aggregated approximately $2.7 million.

                        -- ALL 1999 RESULTS UNAUDITED --

    Audit Matters. During the fourth quarter an unclaimed property audit was initiated by the State of Florida. Additionally, several audits of the Company's compliance with ERISA requirements are in various stages of completion. The provision recorded in the fourth quarter for these and other audit matters was approximately $1.3 million.

14. SHAREHOLDER RIGHTS PLAN

    On March 30, 1999, the board of directors adopted a Shareholder Rights Plan and declared one Right on each outstanding share of the Company's common stock. The dividend was paid on April 19, 1999 to stockholders of record on April 14, 1999. Initially the Rights will trade with the common stock of the Company and will not be exercisable. The Right will separate from the common stock and become exercisable upon the occurrence of events typical of shareholder rights plans. In general, such separation will occur when any person or group of affiliated persons acquires or makes an offer to acquire 15% or more of the Company's common stock. Thereafter, separate Right Certificates will be distributed and each Right will entitle its holder to purchase one-hundredth of a share of the Company's Participating Preferred Stock for an exercise price of $25. Each one-hundredth of a share of Preferred Stock has economic and voting terms equivalent to those of one share of the Company's common stock.

15. SUPPLEMENTAL GUARANTOR INFORMATION

    In connection with the Company's sale of the Notes, certain of the Company's subsidiaries (the "Subsidiary Guarantors") have guaranteed the Company's obligations to pay principal and interest with respect to the Notes. Each Subsidiary Guarantor is wholly-owned and management has determined that separate financial statements for the Subsidiary Guarantors are not material to investors. The subsidiaries of the Company that are not Subsidiary Guarantors are referred to in this note as the "Non-Guarantor Subsidiaries."

    The following supplemental consolidating condensed financial statements present balance sheets as of December 31, 1999 and 1998 and statements of operations and of cash flows for the years ended December 31, 1999, 1998 and 1997. In the consolidating condensed financial statements, Lodgian, Inc. (the "Parent") accounts for its investments in wholly-owned subsidiaries using the equity method.

                        -- ALL 1999 RESULTS UNAUDITED --

                         LODGIAN, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1999

                                                     SUBSIDIARY          NON-GUARANTOR                             TOTAL
                                        PARENT       GUARANTORS          SUBSIDIARIES       ELIMINATIONS       CONSOLIDATED
                                     ------------  ---------------  -------------------  ----------------  ------------------
                                                                            (IN THOUSANDS)
                                                               ASSETS

 Current assets:
   Cash and cash equivalents......   $      490       $    11,387       $    4,620          $     --          $   16,497
   Restricted cash................           --                --            4,787                --               4,787
   Accounts receivable, net of
      allowances..................           --             7,991           19,108                --              27,099
   Other current assets...........        2,342             5,378           10,173                --              17,893
                                     ----------       -----------       ----------          --------          ----------
           Total current assets...        2,832            24,756           38,688                --              66,276
 Property and equipment, net......           --           598,166          716,845                --           1,315,011
 Deposits for capital expenditures           --               551            9,711                --              10,262
 Investment in consolidated
    entities......................      (11,939)               --               --            11,939                  --
 Due from (to) affiliates.........      270,602          (221,277)         (49,325)               --                  --
 Other assets, net................          354            18,678           15,950                --              34,982
                                     ----------       -----------       ----------          --------          ----------
                                     $  261,849       $   420,874       $  731,869          $ 11,939          $1,426,531
                                     ==========       ===========       ==========          ========          ==========

                                               LIABILITIES AND STOCKHOLDER'S EQUITY

 Current liabilities:
   Accounts payable, trade........   $       --       $    12,582       $   28,126          $     --          $   40,708
   Accrued liabilities............           --            10,487           44,954                --              55,441
   Current portion long-term
      obligations.................           --             2,400            8,004                --              10,404
                                     ----------       -----------       ----------          --------          ----------
           Total current
              liabilities.........                         25,469           81,084                               106,553
 Long-term obligations, less
   current portion................        2,038           436,651          442,986                --             881,675
 Deferred income taxes............       33,477                --               --                --              33,477
 Minority interests:..............
   Preferred redeemable securities           --                --          175,000                --             175,000
   Other..........................           --                --            4,404                --               4,404
 Stockholder's equity:
   Common stock...................          281                33              448              (481)                281
   Additional paid-in capital.....      262,760            11,933           12,354           (24,287)            262,760
   Retained earnings (accumulated
      deficit)....................      (36,707)          (52,300)          15,593            36,707             (36,707)
   Accumulated other comprehensive
      loss........................           --              (912)              --                --                (912)
                                     ----------       -----------       ----------          --------          ----------
           Total stockholders'
             equity...............      226,334           (41,246)          28,395            11,939             225,422
                                     ----------       -----------       ----------          --------          ----------
           Total liabilities and
             stockholders' equity.   $  261,849       $   420,874       $  731,869          $ 11,939          $1,426,531
                                     ==========       ===========       ==========          ========          ==========

                        -- ALL 1999 RESULTS UNAUDITED --

                         LODGIAN, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998

                                                      SUBSIDIARY      NON-GUARANTOR                             TOTAL
                                        PARENT        GUARANTORS      SUBSIDIARIES      ELIMINATIONS       CONSOLIDATED
                                      ---------     --------------   ---------------  ----------------  ------------------
                                                                            (IN THOUSANDS)
                                                                  ASSETS

 Current assets:
   Cash and cash equivalents........  $    1,648      $    6,091       $   11,446          $     --          $   19,185
   Restricted cash..................          --              --            6,302                --               6,302
   Accounts receivable, net.........          --          10,508           14,990                --              25,498
   Other current assets.............       3,023           5,322           19,611                --              27,956
                                      ----------      ----------       ----------          --------          ----------
           Total current assets.....       4,671          21,921           52,349                --              78,941
 Property and equipment, net........          --         527,946          789,524                --           1,317,470
 Deposit for capital expenditures...          --           9,881           20,505                --              30,386
 Investment in consolidated entities      74,056              --               --           (74,056)                 --
 Due from (to) affiliates...........     265,839        (170,489)         (95,350)               --                  --
 Other assets, net..................      12,117          29,957           29,050                --              71,124
                                      ----------      ----------       ----------          --------          ----------
                                      $  356,683      $  419,216       $  796,078          $(74,056)         $1,497,921
                                      ==========      ==========       ==========          ========          ==========

                                                LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
   Accounts payable, trade..........  $      132      $   13,611       $   43,510          $     --          $   57,253
   Accrued liabilities..............          --          17,645           32,988                --              50,633
   Current portion long-term
      obligations...................          --             770           35,364                --              36,134
                                      ----------      ----------       ----------          --------          ----------
           Total current liabilities         132          32,026          111,862                --             144,020
 Long-term obligations, less current
   portion..........................       7,722         401,691          407,231                --             816,644
 Deferred income taxes..............      63,469              --               --                --              63,469
 Minority interests:
   Preferred redeemable securities..          --              --          175,000                --             175,000
   Other............................          --              --           15,021                --              15,021
 Stockholder's equity:
   Common stock.....................         278              33              493              (526)                278
   Additional paid-in capital.......     261,976          19,981           (9,576)          (10,405)            261,976
   Retained earnings (accumulated
      deficit)......................      23,106         (32,922)          96,047           (63,125)             23,106
   Accumulated other comprehensive
      loss..........................          --          (1,593)              --                --              (1,593)
                                      ----------      ----------       ----------          --------          ----------
           Total stockholders'
             equity.................     285,360         (14,501)          86,964           (74,056)            283,767
                                      ----------      ----------       ----------          --------          ----------
           Total liabilities and
             stockholders' equity...  $  356,683      $  419,216       $  796,078          $(74,056)         $1,497,921
                                      ==========      ==========       ==========          ========          ==========

                         LODGIAN, INC. AND SUBSIDIARIES

                      CONSOLIDATING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                                                     SUBSIDIARY        NON-GUARANTOR                             TOTAL
                                         PARENT      GUARANTORS        SUBSIDIARIES       ELIMINATIONS       CONSOLIDATED
                                       ---------   --------------  -------------------  ----------------  -------------------
                                                                         (IN THOUSANDS)
Revenues:
  Rooms..............................  $      --      $ 191,760           $232,765           $     --          $ 424,525
  Food and beverage..................         --         59,168             80,306                 --            139,474
  Other..............................         --         12,156             16,260                 --             28,416
                                       ---------      ---------           --------           --------          ---------
         Total revenues..............         --        263,084            329,331                 --            592,415
                                       ---------      ---------           --------           --------          ---------
Operating expenses:
  Direct:
    Rooms............................         --         54,780             66,732                 --            121,512
    Food and beverage................         --         42,704             59,326                 --            102,030
    Other hotel operating expenses...         --          8,108              9,249                 --             17,357
    General and administrative.......         --         24,691              2,315                 --             27,006
    Depreciation and amortization....         --         28,342             28,017                 --             56,359
    Other............................         --         62,137            116,112                 --            178,249
                                       ---------      ---------           --------           --------          ---------
         Total operating expenses....         --        220,762            281,751                 --            502,513
                                       ---------      ---------           --------           --------          ---------
Income from operations...............         --         42,322             47,580                 --             89,902
Other (income) expenses:
  Other expenses.....................         --         30,667             37,633                 --             68,300
  Interest expense...................         --         31,918             46,922                 --             78,840
  Equity in (loss) of consolidated
    subsidiaries.....................    (71,762)            --                 --             71,762                 --
Minority interests:
  Preferred redeemable securities....         --             --             13,224                 --             13,224
  Other..............................         --             --              1,300                 --              1,300
                                       ---------      ---------           --------           --------          ---------
(Loss) income before income taxes and
  extraordinary item.................    (71,762)       (20,263)           (51,499)            71,762            (71,762)
(Benefit) provision for income taxes     (28,704)        (8,105)           (11,594)            28,704            (19,699)
                                       ---------      ---------           --------           --------          ---------
(Loss) income before extraordinary       (43,058)       (12,158)           (39,905)            43,058            (52,063)
  item...............................
Extraordinary item net of tax........          --         6,034              1,716                 --              7,750
                                        ---------     ---------           --------           --------          ---------
         Net (loss) income...........   $ (43,058)    $ (18,192)          $(41,621)          $ 43,058          $ (59,813)
                                        =========     =========           ========           ========          =========

                        -- ALL 1999 RESULTS UNAUDITED --

                         LODGIAN, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1999

                                                           SUBSIDIARY        NON-GUARANTOR           TOTAL
                                               PARENT      GUARANTORS        SUBSIDIARIES        CONSOLIDATED
                                             ---------  ---------------  -------------------  ---------------
                                                                      (IN THOUSANDS)
Net cash flows operating activities........  $ (46,714)    $  25,539          $  83,846           $  62,671
Investing activities:
  Acquisitions of property and equipment...         --            --             (1,929)             (1,929)
  Capital improvements, net................         --        98,562            (16,085)           (114,647)
  Net deposits for capital expenditures....         --         9,330             10,794              20,124
  Purchase of minority interests...........         --            --            (10,200)            (10,200)
Net proceeds from sale of assets...........         --            --             22,068              22,068
                                             ---------     ---------          ---------           ---------
Net cash flows from investing activities...         --       (89,232)             4,648             (84,584)
                                             ---------     ---------          ---------           ---------
Financing activities:
  Proceeds from issuance of long-term
     obligations...........................         --       455,000             32,521             487,521
  Principal payments of long-term
     obligations...........................     (5,684)     (418,411)           (24,125)           (448,220)
  Proceeds from issuance of common stock...        120            --                  0                 120
  Proceeds from related parties, net.......     51,120       (50,789)          (101,909)                 --
  Distributions to minority interest.......         --            --             (1,717)             (1,717)
  Payment of deferred loan costs...........         --       (18,389)               (90)            (18,479)
                                             ---------     ---------          ---------           ---------
Net cash flows from financing activities...     45,556       (68,989)           (95,320)             19,225
                                             ---------     ---------          ---------           ---------
Change in cash and cash equivalents........     (1,158)        5,296             (6,826)             (2,688)
Cash and cash equivalents at beginning of
  period...................................      1,648         6,091             11,446              19,185
                                             ---------     ---------          ---------           ---------
Cash and cash equivalents at end of period   $     490     $  11,387          $   4,620           $  16,497
                                             =========     =========          =========           =========

                        -- ALL 1999 RESULTS UNAUDITED --

                          LODGIAN, INC. AND SUBSIDIARIES

                      CONSOLIDATING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                                    SUBSIDIARY       NON-GUARANTOR                             TOTAL
                                        PARENT      GUARANTORS       SUBSIDIARIES       ELIMINATIONS       CONSOLIDATED
                                      ---------  --------------- -------------------  ----------------  ------------------
                                                                        (IN THOUSANDS)
Revenues:
  Rooms.............................   $    --      $ 118,041          $149,821            $    --          $ 267,862
  Food and beverage.................        --         42,849            64,485                 --            107,334
  Other.............................        --          9,633            10,385                 --             20,018
                                       -------      ---------          --------            -------          ---------
          Total revenues............        --        170,523           224,691                 --            395,214
                                       -------      ---------          --------            -------          ---------
Operating expenses:
  Direct:
     Rooms..........................        --         34,001            41,315                 --             75,316
     Food and beverage..............        --         32,891            48,752                 --             81,643
  General and administrative........       527             --             9,553                 --             10,080
  Other.............................       435         63,174            66,341                 --            129,950
  Depreciation and amortization.....        --         12,550            18,564                 --             31,114
                                       -------      ---------          --------            -------          ---------
          Total operating expenses..       962        142,616           184,525                 --            328,103
                                       -------      ---------          --------            -------          ---------
(Loss) income from operations.......      (962)        27,907            40,166                 --             67,111
Other income (expenses):
  Other income......................     2,864             --            (2,036)                --                828
  Other expenses....................        --        (29,033)           (5,859)                --            (34,892)
  Interest expense..................    (1,557)       (16,079)          (12,742)                --            (30,378)
  Equity in (loss) of consolidated
     subsidiaries...................    (5,587)            --                --              5,587                 --
Minority interests:
  Preferred redeemable securities...        --             --            (6,475)                --             (6,475)
  Other.............................        --             --            (1,436)                --             (1,436)
                                       -------      ---------          --------            -------          ---------
(Loss) income before income taxes
  and extraordinary item............    (5,242)       (17,205)           11,618              5,587             (5,242)
(Benefit) provision for income taxes    (2,097)        (6,882)            4,647              2,235             (2,097)
                                       -------      ---------          --------            -------          ---------
(Loss) income before extraordinary
  items.............................    (3,145)       (10,323)            6,971              3,352             (3,145)
Extraordinary items, net of taxes...        --             --            (2,076)                --             (2,076)
                                       -------      ---------          --------            -------          ---------
          Net (loss) income.........   $(3,145)     $ (10,323)         $  4,895            $ 3,352          $  (5,221)
                                       =======      =========          ========            =======          =========

                         LODGIAN, INC. AND SUBSIDIARIES

                      CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

                                                            SUBSIDIARY        NON-GUARANTOR           TOTAL
                                                PARENT      GUARANTORS        SUBSIDIARIES        CONSOLIDATED
                                              ---------  ---------------  -------------------  ------------------
                                                                       (IN THOUSANDS)
 Net cash flows from operating activities...  $  32,601     $   9,529          $ (12,829)          $  29,301
 Investing activities:
   Acquisitions of property and equipment...         --       (56,589)           (11,128)            (67,717)
   Capital improvements, net................         --       (47,434)           (71,233)           (118,667)
   Other....................................         --        25,467            (21,607)              3,860
                                              ---------     ---------          ---------           ---------
 Net cash flows from investing activities...         --       (78,556)          (103,968)           (182,524)
 Financing activities:
   Proceeds from issuance of long-term
      obligations...........................      6,657       251,662            341,965             600,284
   Principal payments of long-term
      obligations...........................         --      (162,937)          (227,089)           (390,026)
   Other....................................    (51,818)      (15,418)            14,143             (53,093)
                                              ---------     ---------          ---------           ---------
           Net cash flows from financing
             activities.....................    (45,161)       73,307            129,019             157,165
                                              ---------     ---------          ---------           ---------
 Change in cash and cash equivalents........    (12,560)        4,280              6,091               3,942
 Cash and cash equivalents at beginning of
   year.....................................     14,208         1,811               (776)             15,243
                                              ---------     ---------          ---------           ---------
           Cash and cash equivalents at end
             of year........................  $   1,648     $   6,091          $  11,446           $  19,185
                                              =========     =========          =========           =========

                         LODGIAN, INC. AND SUBSIDIARIES

                      CONSOLIDATING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                   SUBSIDIARY        NON-GUARANTOR                             TOTAL
                                        PARENT     GUARANTORS        SUBSIDIARIES       ELIMINATIONS       CONSOLIDATED
                                      --------- ---------------  -------------------  ----------------  ---------------
                                                                        (IN THOUSANDS)
Revenues:
  Rooms.............................   $    --      $ 62,618           $117,338           $     --          $ 179,956
  Food and beverage.................        --        24,629             55,706                 --             80,335
  Other.............................        --         5,135             11,231                 --             16,366
                                       -------      --------           --------           --------          ---------
          Total revenues............        --        92,382            184,275                 --            276,657
                                       -------      --------           --------           --------          ---------
Operating expenses:
  Direct:
     Rooms..........................        --        17,338             32,270                 --             49,608
     Food and beverage..............        --        18,911             42,008                 --             60,919
  General and administrative........       424            --              8,549                 --              8,973
  Other.............................       283        31,694             56,059                 --             88,036
  Depreciation and amortization.....        --         8,022             15,001                 --             23,023
                                       -------      --------           --------           --------          ---------
          Total operating expenses..       707        75,965            153,887                 --            230,559
                                       -------      --------           --------           --------          ---------
(Loss) income from operations.......      (707)       16,417             30,388                 --             46,098
Other income (expenses):
  Other income......................     1,928        (6,850)             6,642                 --              1,720
  Interest expense..................        (8)       (9,972)           (15,929)                --            (25,909)
  Equity in earnings of consolidated
     subsidiaries...................    19,736            --                 --            (19,736)                --
Minority interests..................        --            --               (960)                --               (960)
                                       -------      --------           --------           --------          ---------
Income (loss) before income taxes
  and extraordinary item............    20,949          (405)            20,141            (19,736)            20,949

Provision (benefit) for income taxes     8,380          (162)             8,056             (7,895)             8,379
                                       -------      --------           --------            -------          ---------
Income (loss) before extraordinary
  item..............................    12,569          (243)            12,085            (11,841)            12,570
Extraordinary item, net of taxes....        --            --             (3,751)                --             (3,751)
                                       -------      --------           --------           --------          ---------
          Net income (loss).........   $12,569      $   (243)          $  8,334           $(11,841)         $   8,819
                                       =======      ========           ========           ========          =========

                         LODGIAN, INC. AND SUBSIDIARIES

                      CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

                                                           SUBSIDIARY        NON-GUARANTOR          TOTAL
                                              PARENT       GUARANTORS        SUBSIDIARIES       CONSOLIDATED
                                            ----------  ---------------  ------------------- ---------------
                                                                      (IN THOUSANDS)
Net cash flows from operating activities..  $ (152,267)    $ 118,520          $  75,768          $  42,021
Investing activities:
  Acquisitions of property and equipment..          --      (118,700)           (24,706)          (143,406)
  Capital improvements, net...............          --       (11,007)           (37,245)           (48,252)
  Other...................................          --       (23,420)            (5,588)           (29,008)
                                            ----------     ---------          ---------          ---------
          Net cash flows from investing
            activities....................          --      (153,127)           (67,539)          (220,666)
Financing activities:
  Proceeds from issuance of long-term
     obligations..........................          --        64,989            126,571            191,560
  Principal payments of long-term
     obligations..........................      (6,387)      (26,644)          (134,616)          (167,647)
  Proceeds from issuance of common stock..     156,638            --                 --            156,638
  Other...................................         (31)       (2,749)            (3,356)            (6,136)
                                            ----------     ---------          ---------          ---------
          Net cash flows from financing
            activities....................     150,220        35,596            (11,401)           174,415
                                            ----------     ---------          ---------          ---------
Change in cash and cash equivalents.......      (2,047)          989             (3,172)            (4,230)
Cash and cash equivalents at beginning of
  year....................................      16,255           822              2,396             19,473
                                            ----------     ---------          ---------          ---------
          Cash and cash equivalents at
            end of year...................  $   14,208     $   1,811          $    (776)         $  15,243
                                            ==========     =========          =========          =========

16. SUPPLEMENTARY INFORMATION -- UNAUDITED QUARTERLY RESULTS OF OPERATIONS

    The following table summarizes the unaudited quarterly financial data (in thousands, except share data):

                                                          FIRST        SECOND         THIRD        FOURTH
                                                         QUARTER       QUARTER       QUARTER       QUARTER
                                                        ---------     ---------     ---------     ---------
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
Year Ended December 31, 1999
Revenues...........................................     $ 135,804     $ 159,863     $ 156,020     $ 140,728
Income (loss) from operations......................        18,613        37,165        32,479         1,645
Income (loss) before extraordinary item............        (2,442)        9,241         6,252       (65,114)
Loss on early extinguishment of debt, net of income
  taxes of $4,910..................................                                    (6,336)       (1,414)
Net income (loss)..................................        (2,442)        9,241           (84)      (66,528)
Earnings (loss) per share:
  Income (loss) before extraordinary item..........         (0.09)         0.34          0.23         (2.34)
  Extraordinary item...............................            --            --         (0.23)         (.05)
  Net income (loss)................................         (0.09)         0.34            --         (2.39)
Earnings (loss) per share -- assuming dilution (a):
  Income (loss) before extraordinary item..........         (0.09)         0.32          0.23         (2.34)
  Extraordinary item...............................            --            --         (0.23)         (.05)
                                                        ---------     ---------     ---------     ---------
          Net income (loss)........................         (0.09)         0.32            --         (2.39)
                                                        ---------     ---------     ---------     ---------
Year Ended December 31, 1998
Revenues...........................................     $  82,881     $ 102,388     $ 101,360     $ 108,585
Income from operations.............................        12,481        21,716        17,374        15,540
Income before extraordinary item...................         2,996         7,323       (13,715)          251
Loss on early extinguishment of debt, net of income
  taxes of $2,500..................................            --        (1,095)          (47)         (934)
Net income (loss)..................................         2,996         6,228       (13,762)         (683)
Earnings (loss) per share:
  Income (loss) before extraordinary item..........           .14           .35          (.71)          .01
  Extraordinary item...............................            --          (.05)           --          (.05)
  Net income (loss)................................           .14           .30          (.71)         (.03)
Earnings (loss) per share -- assuming dilution (a):
  Income (loss) before extraordinary item..........           .14           .34          (.71)          .01
  Extraordinary item...............................            --          (.05)           --          (.05)
                                                        ---------     ---------     ---------     ---------
          Net income (loss)........................     $     .14     $     .29     $    (.71)    $    (.03)
                                                        =========     =========     =========     =========

                        -- ALL 1999 RESULTS UNAUDITED --